Exhibit 16.2

February 28, 2020

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K/A dated February 28, 2020, of State Auto Financial Corporation and are in agreement with the statements contained in Item 4.01(a) paragraphs one through four. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP